FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 28, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Ostrowiec Well

Salt Lake City, May 28, 2009 – FX Energy, Inc. (NASDAQ: FXEN) reported today that drilling is underway on the Ostrowiec well in western Poland. The well is planned to test a Ca2 target at a depth of 3,800 meters and a potential Rotliegend target at a depth of 4,100 meters. The Ostrowiec well is being drilled on 2-D seismic data and is operated and owned 51% by FX Energy. The Polish Oil and Gas Company (POGC) owns 49%.

The well is drilling on FX Energy’s 1.36 million acre Northwest concession. By paying the drilling costs POGC will earn a 49% interest on 212,000 acres and FX Energy will continue to hold 100% interest in the remainder of the Northwest concession acreage. The nearest field is located approximately 20 kilometers south of the Ostrowiec drillsite and is owned and operated by POGC.

“Ostrowiec is a high risk wildcat,” said Andy Pierce, Vice President of Operations for FX Energy. “However, very large prospects like this are a big part of why we came to Poland. If successful, the Ostrowiec prospect could be very significant for the Company and its shareholders.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.